Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

FuelCell Energy Promotes Michael Bishop to Chief Financial Officer

Danbury, CT – June 14, 2011 – FuelCell Energy, Inc. (NASDAQ: FCEL) a leading manufacturer of ultra-clean, efficient and reliable power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today announced the promotion of Michael Bishop to Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Mr. Bishop, a Certified Public Accountant, has been with FuelCell Energy for eight years, most recently as Vice President, Controller.

Mr. Bishop assumes the role of Chief Financial Officer effective today, replacing Joseph Mahler. Mr. Mahler, who was Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary since 1998, has resigned to pursue a finance role with a privately held technology company. Mr. Mahler will remain with FuelCell Energy during a transition period.

Mr. Bishop has served as Vice President and Controller of the Company since 2007, responsible for the Company’s financial reporting and accounting operations.  He joined the Company in 2003 as Assistant Controller and was promoted to Corporate Controller in 2004.

“Mike’s financial experience, leadership, and extensive knowledge of the Company and fuel cell industry are well suited for the growth phase we are experiencing as we increase production to meet demand for our ultra-clean, efficient and reliable power plants” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “Mike has built a solid finance team that will help ensure a seamless transition to growth.”

“We thank Joe Mahler for his leadership, dedication and efforts over the past 13 years and wish him well in his new role,” continued Mr. Bottone.

Mr. Bishop has over 18 years of experience with public high growth technology companies. Prior to joining the Company, he held finance and accounting positions at TranSwitch Corporation, a leading provider of semiconductor solutions for the telecommunications industry, Cyberian Outpost, Inc., an internet retailer, and United Technologies, Inc., a diversified industrial company. He began his finance career as an auditor with McGladrey & Pullen, LLP. Mr. Bishop served four years in the United States Marine Corps.

Mr. Bishop received a Bachelor’s Degree in Accounting from Boston University in 1993 and a Master of Business Administration from the University of Connecticut in 1999.

About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 750 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com